EXHIBIT 99.1

Chelsea Therapeutics Appoints Joseph Oliveto as Vice President Operations

Charlotte, NC, June 17, 2008 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) appointed Joseph G. Oliveto to its management team, where he will serve as Vice President of Operations. With nearly 20 years of global pharmaceutical experience in the areas of licensing, project management, clinical development and manufacturing, Mr. Oliveto will be responsible for overseeing key areas of the company’s day-to-day operations, providing leadership for project management, manufacturing, and operational aspects of commercialization activity for Droxidopa.

Mr. Oliveto joins Chelsea following a two-year assignment as Executive in Residence at Pappas Ventures, a life sciences venture capital firm, where he advised three portfolio companies as a board observer, gaining valuable venture capital investment experience and closing two follow-on investments. Prior to Pappas Ventures, he served in a number of progressively senior positions at Hoffmann-La Roche, most recently as the Global Alliance Director for Roche’s licensing organization, where his responsibilities included the team leadership of selected in-licensing opportunities, the management of key partnerships and post-deal integration for a range of partner programs. His previous experience at Roche spans the areas of clinical development, project management, manufacturing process improvement and global business. During his tenure, he played an integral part in the success of multiple NDA filings, developed comprehensive launch programs, including those for both Pegasys and CoPegus, and closed multiple licensing deals. Mr. Oliveto obtained a BA in Chemistry and an MBA from Rutgers University.

“Joe’s drug development expertise, proven operational experience with both development candidates and commercialized products and strategic capabilities will be an asset to our entire management team as we bring Droxidopa, our most advanced product candidate, to the market for the treatment of neurogenic orthostatic hypotension, seek a licensing partner for our portfolio of novel antifolates, and move forward with the development and manufacturing of the other products in our pipeline,” commented Dr. Simon Pedder, President and CEO of Chelsea Therapeutics. “Having worked closely with Joe during our development of Pegasys, I am delighted to once again have this opportunity to work along side him and look forward to his significant contributions to Chelsea going forward.”

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by the development of the I-3D portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is developing Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy, historically generating annual revenues of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856